Exhibit 99.1

Network Equipment Technologies, Inc.
to Switch Stock Exchange Listing to NASDAQ

FREMONT, CA – April 13, 2009 – Network Equipment Technologies, Inc. (“NET”) (NYSE: NWK) today announced that it will move its stock exchange listing from The New York Stock Exchange to The NASDAQ Stock Market, effective April 24, 2009. NET's shares of common stock will continue to be traded under the ticker symbol NWK.

“NET is a high-tech company focused on developing new technologies for a rapidly changing marketplace, and NASDAQ and its listed companies represent many qualities that are in sync with our objectives for innovation and industry-leading products,” said president and CEO C. Nicholas Keating, Jr. “While we have benefitted greatly from our nearly 20-year association with The New York Stock Exchange, we believe that the NASDAQ Stock Market is best aligned with our company's growth strategy.”

“We are delighted Network Equipment Technologies, Inc. has chosen to list with NASDAQ OMX, the world’s largest exchange company,” said Bruce Aust, executive vice president of The NASDAQ OMX Group, Inc. "NET is a leader in the networking technology business with a strong global presence and we welcome them to our family of 3,800 listed companies," he added.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,800 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors. For more information, visit www.net.com.

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